EXHIBIT (A)(1)(G)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or ADSs (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated March 6, 2006 and the related Letters of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares or ADSs. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or ADSs in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
All Outstanding
Class A Ordinary Shares, nominal value NOK 10.00 per share
Class A American Depositary Shares,
each representing One Class A Ordinary Share
Class B Ordinary Shares, nominal value NOK 10.00 per share
Class B American Depositary Shares,
each representing One Class B Ordinary Share
of
SMEDVIG ASA
at
NOK 205 Net Per Class A Ordinary Share and Per Class A American Depositary Share
and
NOK 165 Net Per Class B Ordinary Share and Per Class B American Depositary Share
by
SEADRILL LIMITED
The offer described below is open only to stockholders who are residents of the United States.
      SeaDrill Limited (the “Purchaser”), a Bermuda limited company, is offering to purchase any and all Class A Ordinary Shares, 10.00 Norwegian kroner (“NOK”) nominal value per share (the “Class A Shares”), Class A American Depositary Shares, each representing one Class A Ordinary Share (the “Class A ADSs”), Class B Ordinary Shares, nominal value NOK 10.00 per share (the “Class B Shares” and, together with the Class A Shares, the “Shares”), and Class B American Depositary Shares, each representing one Class B Ordinary Share (the “Class B ADSs” and, together with the Class A ADSs, the “ADSs”), of Smedvig ASA, a public limited company organized under the laws of Norway (“Smedvig”), at a price of NOK 205 per Class A Share and per Class A ADS, net to the seller in cash (the “Class A Offer Price”), without interest, and NOK 165 per Class B Share and per Class B ADS, net to the seller in cash (the “Class B Offer Price” and, together with the Class A Offer Price, the “Offer Price”), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). Each Class A ADS represents one Class A Share, each Class B ADS represents one Class B Share, and each ADS is evidenced by an American Depositary Receipt (an “ADR”) issued by Citibank, N.A., as depositary for the ADSs (the “Depositary”). Payment of the Offer Price for each ADS tendered will be payable to the Depositary in Norwegian kroner and converted by the Depositary into U.S. dollars at the applicable conversion rate available at that time in the open market. Tendering stockholders who have Shares or ADSs registered in their names and who tender directly to the Depository will not be charged brokerage fees or commissions or, except as set forth in the Letters of Transmittal, transfer taxes on the purchase of Shares or ADSs pursuant to the Offer. Stockholders who hold their Shares or ADSs through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of the Depositary and Georgeson Shareholder Communications, which is acting as the information agent (the “Information Agent”), incurred in connection with the Offer.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4 P.M., NEW YORK CITY TIME,
ON MONDAY, APRIL 3, 2006 UNLESS THE OFFER IS EXTENDED.
      The Offer is being made pursuant to the Offer to Purchase, dated as of March 6, 2006 (the “Offer to Purchase”), by the Purchaser. The purpose of the Offer is to acquire control of, and the entire equity interest in, Smedvig. All Shares acquired by the Purchaser pursuant to the Offer will be retained by the Purchaser.
      For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares and ADSs validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares and ADSs pursuant to the Offer. Subject to the terms of the Offer, (i) payment for Shares will be made to the bank account linked to each tendering holder’s VPS account or, if a tendering holder does not have a bank account linked to his or her VPS account, then payment will be made by way of a check in Norwegian kroner, mailed to the address recorded for such holder by the VPS, and (ii) payment for ADSs accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose ADSs have been accepted for payment. Under no circumstances will interest on the purchase price of Shares or ADSs be paid by the Purchaser, regardless of any extension of the Offer or any delay in making any payment. Payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the ADRs evidencing the ADSs or confirmation of a book-entry transfer of such ADSs into the Depositary’s account at The Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase (ii) the applicable Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or in the case of book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other documents required by the applicable Letter of Transmittal. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the applicable Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the applicable Letter of Transmittal.
      The term “Expiration Date” means 4 p.m., New York City time, on Monday, April 3, 2006, unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.
      The Purchaser may, (i) extend the Offer beyond the scheduled Expiration Date if any of the conditions to its obligation to accept for payment and to pay for the Shares or ADSs shall not be satisfied, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer or (iii) increase the Offer Price and extend the Offer to the extent required by law in connection with such increase. During any such extension, all Shares or ADSs previously tendered will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares or ADSs. The Purchaser may, but is not required to, provide a subsequent offering period in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Expiration Date. A subsequent offering period is an additional period of time from three to 20 business days in length, beginning after the Purchaser purchases Shares or ADSs tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares or ADSs and receive the Offer Price. Under the Exchange Act, no withdrawal rights apply to Shares or ADSs tendered during a subsequent offering period, and no withdrawal rights apply during the subsequent offering period with respect to Shares or ADSs tendered in the Offer and accepted for payment.

      Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
      Shares or ADSs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after May 4, 2006. Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares or ADSs made pursuant to the Offer are irrevocable. For a withdrawal of Shares or ADSs tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares or ADSs to be withdrawn, the number of Shares and ADSs to be withdrawn and the name of the registered holder of such Shares and ADSs, if different from that of the person who tendered such Shares or ADSs, as the case may be. In addition, if ADRs evidencing ADSs to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such ADRs, the serial numbers shown on such ADRs must be submitted to the Depositary and the signature (s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such ADRs have been tendered for the account of an Eligible Institution. If ADSs have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties.
      For U.S. Holders (as defined in the Offer to Purchase), sales of Shares or ADSs for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local and foreign income tax purposes as well. Subject to the discussion of the passive foreign investment company rules set forth in the Offer to Purchase, a U.S. Holder selling Shares or ADSs pursuant to the Offer will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares or ADSs, as the case may be, sold pursuant to the Offer. Gain or loss will be determined separately for each block of Shares or ADSs (i.e., Shares or ADSs acquired at the same cost in a single transaction) tendered pursuant to the Offer. Such gain or loss generally will be long-term capital gain or loss provided that a U.S. Holder’s holding period for such block of Shares or ADSs is more than one year at the time of consummation of the Offer. Capital gains recognized by an individual U.S. Holder upon a disposition of a Share or ADS that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15%. In the case of a Share or ADS that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a U.S. Holder’s capital losses. All stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer.
      The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
      The Offer to Purchase, the related Letters of Transmittal and other related materials are being mailed to record holders of Shares or ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares or ADSs.
      The Offer to Purchase and the related Letters of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

      Questions and requests for assistance and copies of the Offer to Purchase, the Letters of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below and will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares or ADSs pursuant to the Offer.
The Information Agent for the Offer is:
17 State Street, 10th Floor
New York, New York 1004
Banks and Brokers Call Collect: (212) 440-9800
All Others Please Call Toll-Free: (800) 441-4290
Date: March 6, 2006

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